FOR RELEASE August 10, 2009

Contact: Integrated Corporate Relations

Ashley M. Ammon

(203) 682-8200

Chindex International, Inc. Reports First Quarter Fiscal 2010 Financial Results

– 1Q 2010 Revenue Increases 41% Year over Year to $45.3 Million –
–1Q 2010 Net Income Increases Year over Year to $3.3 Million, or $0.20 per Diluted Share –

Bethesda, Maryland – August 10, 2009 - Chindex International, Inc. (“Chindex”) (NASDAQ: CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, today announced results for its first quarter of fiscal 2010, ended June 30, 2009.

First Quarter Fiscal 2010 Financial Results
Revenue for the first quarter of fiscal 2010, which ended June 30, 2009, increased 41% to $45.3 million from $32.1 million in the first quarter of fiscal year 2009. Revenue from the Medical Products division increased 86% to $23.3 million from $12.5 million in the prior year period, and revenue from the Healthcare Services division increased 13% to $22.0 million from $19.6 million in the first quarter of fiscal year 2009. Revenue performance reflects increased medical products sales, including revenue from the sale of two daVinci units, and year over year growth in inpatient and outpatient revenue in the Healthcare Services division.

During the quarter, the Company recorded income from operations of $5.3 million, a significant increase from $753,000 in the same quarter of last year. Total operating costs and expenses was $40.1 million compared to $31.3 million in the prior year period.

Operating expenses in the first quarter of fiscal 2010 include multi-year physician contracts renewed at higher rates in calendar 2008, additional medical personnel in Beijing and Shanghai hospitals and the Guangzhou clinic, increased direct patient care costs and increased medical product sales activities versus the prior year period. Additionally, Chindex recognized development and startup expenses of approximately $329,000, equivalent to approximately $0.02 per diluted share, and non-cash stock compensation expense of $689,000, equivalent to approximately $0.04 per diluted share, in the first quarter of 2010. In the prior year period, the Company’s development and startup expenses in the Healthcare Services division were not material and non-cash stock compensation expense was $576,000 or roughly $0.04 per diluted share.

Roberta Lipson, President and CEO of Chindex, commented, “In the first quarter of fiscal 2010, we completed deliveries under our KfW Development Bank contracts and witnessed continued demand for the products from our diversified portfolio of leading medical equipment, particularly robotic surgical systems, including the sale of two daVinci surgical systems, as well as women’s health imaging systems, cosmetic laser systems and clinical chemistry product lines.  For healthcare services, we were particularly pleased to see growth in both inpatient and outpatient services in Beijing and Shanghai markets, as well as increasing patient revenues at our Guangzhou facilities.”

Under new U.S. accounting principles which require the Company to record its warrants at fair value, the company recorded a non-cash charge to miscellaneous expense of approximately $741,000 or $0.05 per diluted share to reflect the change in the fair value of its outstanding warrants during the quarter.

The Company’s tax expense was approximately $1.6 million in the first quarter of 2010, an effective tax rate of 32.6%. In the prior year period, tax expense was approximately $1.2 million.

Net income in the first quarter of fiscal 2010 was $3.3 million, or $0.20 per diluted share. This compares to a net loss of $161,000, or $(0.01) per diluted share, in the first quarter of fiscal 2009. Excluding the impact of the change in fair value of outstanding warrants, net income per diluted share was approximately $0.25.

Medical Products division business results:
For the first quarter of fiscal year 2010, revenue increased 86% to $23.3 million from $12.5 million in the prior year quarter. The year over year comparison reflects continued growth in the Medical Products division as well as the negative impact of the Sichuan earthquake, which disrupted purchasing behavior in the comparable quarter of the prior year. Gross profit in the Medical Products division increased to $5.8 million from $2.6 million in the prior fiscal year’s first quarter. Gross profit margin increased to 25%, from 21% in the prior year period. Selling, marketing, general and administrative expenses for the Medical Products division increased 19% to $5.6 million from $4.7 million in the first quarter of the prior fiscal year. Increased expenses during the period primarily reflect increased staff levels to support higher revenues.

Lipson added, “Our first quarter medical products sales were strong and continued the momentum we witnessed in the March quarter as we shipped the remainder of our KfW Development Bank contracts. As a proven leader in the sector, we remain focused on enhancing and diversifying our portfolio so that we address new and existing markets. To this end, today we announced exclusive distribution agreements with Biotest AG and Cutera, Inc. for exclusive distribution of clinical chemistry products and aesthetic laser systems in China – two exciting new product offerings. Our Medical Products division continues to be well-positioned to meet the increasing need for high end medical products in China.”

Healthcare Services division business results:
Revenue in the first quarter of the fiscal year 2010 was $22.0 million, an increase of 13% from $19.6 million in the prior year quarter. Operating costs increased by 7% to $17.9 million from $16.8 million in the prior year’s first quarter, reflecting increases in compensation and direct patient care costs resulting from expansion of hospital network operations offset by a decrease in other operating costs. Income from operations before foreign exchange gains increased to $4.1 million, from the $2.8 million in the prior year period.

Lipson stated, “First quarter healthcare services performance reflects increasing inpatient and outpatient traffic in the Beijing and Shanghai markets as well as a continued focus on efficiency and cost containment. We were particularly pleased with our operating income performance in the first quarter of 2010 although I’d like to point out that in the prior year period, we experienced higher than normal operating expenses related to JCI accreditation. Our UFH brand continues to be the leading provider of premium care in China and we believe that our long term opportunity is compelling.”

Conference Call
Management will host a conference call today at 8:00 am ET to discuss financial results. To participate in the conference call, international callers dial 1-719-457-2655 and domestic callers dial 1-888-551-9020 approximately 10 minutes before the conference call is scheduled to begin. The telephone replay will be available on the day of the call at (international) 1-719-457-0820 and (domestic) 1-888-203-1112, pass code 2725441; and continue to be available through August 24, 2009. This call is also being webcast and will be accessible at Chindex’s website http://ir.chindex.com/events.cfm. The event will be archived and available for replay through August 17, 2009.

About Chindex International, Inc.
Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-eight years of experience, approximately 1,300 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, http://www.chindex.com and http://www.unitedfamilyhospitals.com.

Safe Harbor Statement
Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2009, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended June 30,
	2009	2008
Product sales	$23,283	$12,496
Healthcare services revenue	22,048	19,572

Total revenue	45,331	32,068

Cost and expenses
Product sales costs	17,469	9,896
Healthcare services costs	16,750	15,735
Selling and marketing expenses	3,160	2,458
General and administrative expenses	2,678	3,226

Income from operations	5,274	753
Other (expenses) and income
Interest expense	(273)	(226)
Interest income	472	469
Miscellaneous (expense) income - net	(647)	7

Income before income taxes	4,826	1003
Provision for income taxes	(1,573)	(1,164)

Net income (loss)	$3,253	$(161)

Net income (loss) per common share — basic	$.22	$(.01)

Weighted average shares outstanding — basic	14,480,484	14,320,438

Net income (loss) per common share — diluted	$.20	$(.01)

Weighted average shares outstanding — diluted	15,943,992	14,320,438

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

(Unaudited)

	June 30, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$15,580	$20,293
Restricted cash	634	1,854
Investments	53,103	51,502
Accounts receivable, less allowance for doubtful accounts of $5,116 and $5,041, respectively
Product sales receivables	36,404	37,994
Patient service receivables	9,898	8,837
Inventories, net	11,260	11,346
Deferred income taxes	2,575	2,410
Other current assets	3,763	3,239

Total current assets	133,217	137,475
Restricted cash	1,572	1,437
Property and equipment, net	21,143	20,633
Noncurrent deferred income taxes	1,021	1,031
Other assets	1,927	2,061

Total assets	$158,880	$162,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt, current portion of long-term debt and vendor financing	$4,019	$1,631
Current portion of capitalized leases	13	22
Accounts payable	11,018	12,259
Accrued expenses	10,300	20,607
Other current liabilities	5,177	4,148
Deferred revenue	2,011	1,539
Income taxes payable	1,581	1,568

Total current liabilities	34,119	41,774
Long-term debt, vendor financing and convertible debentures	22,603	23,709
Long-term deferred revenue	1,750	595
Long-term deferred tax liability	119	119

Total liabilities	58,591	66,197

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,464,807 and 13,452,007 shares issued and outstanding at June 30, 2009 and March 31, 2009, respectively	135	135
Class B stock – 1,162,500 shares issued and outstanding at June 30, 2009 and March 31, 2009, respectively	12	12
Additional paid-in capital	96,562	95,808
Accumulated other comprehensive income	3,055	3,072
Retained earnings (accumulated deficit)	525	(2,587)

Total stockholders’ equity	100,289	96,440

Total liabilities and stockholders’ equity	$158,880	$162,637

CHINDEX INTERNATIONAL, INC.
SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:” (in thousands except percentages)

	Healthcare Services		Medical Products	Total

For the three months ended June 30, 2009:

Sales and service revenue	$22,048		$23,283	$45,331
Gross Profit	n/a	*	5,814	n/a
Gross Profit %	n/a	*	25%	n/a
Income from operations before foreign exchange	$4,125		$243	$4,368
Foreign exchange gain				906

Income from operations				$5,274
Other (expense), net				(448)

Income before income taxes				$4,826

Assets as of June 30, 2009	$95,851		$63,029	$158,880

	Healthcare Services		Medical Products	Total

For the three months ended June 30, 2008:

Sales and service revenue	$19,572		$12,496	$32,068
Gross Profit	n/a	*	2,600	n/a
Gross Profit %	n/a	*	21%	n/a
Income from operations before foreign exchange	$2,775		$(2,136)	$639
Foreign exchange gain				114

Income from operations				$753
Other income, net				250

Income before income taxes				$1,003

Assets as of March 31, 2009	$94,675		$67,962	$162,637

• Gross profit margins are not routinely calculated in the healthcare industry.